Exhibit 2(b)

           FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made this 7th day of March, 1996, by and between ANUHCO, INC., a Delaware corporation ("Anuhco") and WILLIAM H. KOPMAN ("Kopman").

                           WITNESSETH:

     WHEREAS, Anuhco and Kopman earlier entered into a Stock Purchase Agreement (the "Agreement"), dated December 18, 1995, pursuant to which Anuhco agrees to purchase and Kopman agrees to sell all of the issued and outstanding shares of capital stock of Universal Premium Acceptance Corporation ("Company") and UPAC of California, Inc.; and

     WHEREAS, the parties agree that there is good reason to amend and supplement the terms of the Agreement; and

     WHEREAS, the parties desire to here set forth the additional terms which the parties desire to add to and change in the Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Section 1.1 of the Agreement is hereby amended by deleting all of paragraph 1.1 thereof, and substituting therefor the following:

     "1.1 Purchase Price. Anuhco shall pay Kopman at the Closing, and upon delivery of certificates representing the Shares duly endorsed and in proper form for transfer, a purchase price of $11,250,000, increased by interest on the purchase price from 70 days after the date hereof until the Closing, at the United States Treasury Bill rate in effect at the commencement of such period."

     2. Section 5.7 of the Agreement is hereby amended by adding to the end thereof the following:

     "Anuhco hereby consents to the payment to Mr. LeRoy Serpe of the sum of $250,000, which payment shall be in addition to his ordinary compensation, prior to Closing."

     3. Nothing contained hereto shall be deemed to amend, modify or otherwise alter the terms of the Agreement, or the rights and obligations of the parties thereunder, except as herein expressly provided.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                      ANUHCO, INC.

                              By /s/ Timothy P. O'Neil
                                Timothy P. O'Neil
                                President

ATTEST:
/s/ Barbara Wackly

                                 /s/ William H. Kopman
                                William H. Kopman